UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 20, 2009
EXTERRAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33666	74-3204509

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16666 Northchase Drive, Houston, Texas		77060

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 836-7000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Exterran Holdings, Inc. Annual Performance Pay Plan
On February 20, 2009, the compensation committee of our board of directors approved annual incentive bonuses for 2008 under the Exterran Holdings, Inc. Annual Performance Pay Plan (the “APPP”) for the following individuals, who are our “Named Executive Officers” for 2008:

		2008 Annual
		Incentive Bonus
Officer	Title	($)
Stephen A. Snider	Chief Executive Officer of Exterran Holdings, Inc.	352,800
Ernie L. Danner	President and Chief Operating Officer of Exterran Holdings, Inc.	52,900 (1)
J. Michael Anderson	Senior Vice President and Chief Financial Officer of Exterran Holdings, Inc.	146,100
D. Bradley Childers	Senior Vice President of Exterran Holdings, Inc.	139,900
Norman A. Mckay	President, Eastern Hemisphere of Exterran Energy Solutions, L.P.	102,900

(1)	Mr. Danner’s payout under the 2008 APPP was prorated for the period October 8, 2008, when his service as our President and Chief Operating Officer began, through December 31, 2008.
The amounts awarded under the APPP are expected to be paid in March 2009.
Incentive Program for 2009
On February 20, 2009, the compensation committee of our board of directors adopted a short-term incentive program (the “Incentive Program”) to provide the short-term incentive compensation element of our total direct compensation program for this year. Under the Incentive Program, which replaces the APPP for 2009, each Named Executive Officer will be eligible to receive an annual cash award based on the compensation committee’s assessment of our performance for 2009 relative to key business activities and key business indicators listed below, as well as one or more of the following items that the compensation committee may choose to consider, in its discretion:
•	our performance relative to our business plan;

•	existing or anticipated financial, economic and industry conditions; and

•	such other factors or criteria as the compensation committee, in its discretion, deems appropriate.
     The key business activities and key business indicators relate to the following in 2009:
•	employee training and development;

•	efficient management of our idle assets;

•	financial and shareholder returns;

•	project management; and

•	safety.
The compensation committee intends to award performance-based short-term incentive compensation for 2009 under the Incentive Program based on the committee’s assessment, with input from management, of our performance based on the criteria listed above, as well as each executive officer’s individual contribution toward those criteria. No specific weight will be assigned to any particular company performance or individual level of contribution, and, with respect to a performance-based award to be made to a particular executive officer, no specific weight will be made as between company performance and individual contribution.
Each executive officer’s target bonus payment under the Incentive Program will be a specified percentage of that individual’s base salary, and each executive officer’s actual bonus payment may be paid out at a level of 0% to 200% of target bonus, based on company performance, as may be adjusted based on individual performance, in each case based on the compensation committee’s determination, in its discretion and with input from management, of the level of attainment of applicable company and individual performance. The compensation committee considered the relative responsibility of each executive officer and his potential impact on the achievement of our performance criteria in determining the target 2009 bonus opportunity for each of the Named Executive Officers (expressed as a percentage of each Named Executive Officer’s base salary for 2009), which is as follows:

		2009 Bonus
		Target
Executive Officer	Title	(%)
Stephen A. Snider	Chief Executive Officer of Exterran Holdings, Inc.	100 (1)
Ernie L. Danner	President and Chief Operating Officer of Exterran Holdings, Inc.	80
J. Michael Anderson	Senior Vice President and Chief Financial Officer of Exterran Holdings, Inc.	70
D. Bradley Childers	Senior Vice President of Exterran Holdings, Inc.	70
Norman A. Mckay	President, Eastern Hemisphere of Exterran Energy Solutions, L.P.	70

(1)	Mr. Snider’s actual payout under the Incentive Program for 2009 will be prorated for the period from January 1, 2009 through the date of his planned retirement.
The compensation committee has determined that Mr. Snider will participate in the Incentive Program for 2009, as discussed above, although the amount of his award under the Incentive Program will be prorated for the period from January 1, 2009 through the date of his planned retirement by June 30, 2009 (the “Employment Period”). Mr. Snider may elect to be paid his award either upon his retirement or in March 2010 concurrently with the payment of awards to the other Named Executive Officers. With respect to company performance, the amount of Mr. Snider’s award will be determined by the compensation committee in its sole discretion, based on the committee’s assessment of our performance for (i) the Employment Period, if Mr. Snider elects to be paid his award upon his retirement, or (ii) the year ending December 31, 2009, if Mr. Snider elects to be paid his award in March 2010. With respect to individual performance, the amount of Mr. Snider’s award will be determined by the compensation committee in its sole discretion, based on the committee’s evaluation of Mr. Snider’s individual performance during the Employment Period.
Other than with respect to Mr. Snider, we anticipate that awards under the Incentive Program for the year ending December 31, 2009 will be determined and paid in the first quarter of 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN HOLDINGS, INC.
February 26, 2009	By:	/s/ J. Michael Anderson
J. Michael Anderson Senior Vice President and Chief Financial Officer